MONTREAL, QUEBEC--(Marketwire - Jan. 16, 2008) - James Leung, President and CEO of Tiger Ethanol International, (OTCBB:TGEI.OB), today announced a major development in the Tiger business plan. The proposed plan, in addition to procuring a welcome source of additional revenue to Chinese farmers, would result in increased ethanol production, while adding an additional source of income for the Company.

In order to reduce dependency on corn, Tiger's team has been experimenting with other biomass over the last many months. The conclusion was reached that using sugar beet to produce sugar and ethanol in Hami is not only a feasible solution for the production of ethanol, but can also bring substantial additional income to the company through the production of refined sugar. After pressing, the sugar beet juice is to be used for the production of ethanol and refined sugar, the remaining mass for the production of fertilizer..

On behalf of Xinjiang Yajia Distillate Company Limited, a joint venture 90% owned by Tiger Ethanol, Mr. Leung, signed a Letter of Intent with the Hami government in Xiamen City of Fujian Province for the cultivation of sugar beet in the area. The result will be to secure the necessary mass of sugar beet. The local government has responded favorably and has committed to that effect in an agreement which was well received by the local media as to the impact on the local economy.

The District of Hami has more than 500,000 acres of farmland suitable for growing sugar beet. Because of favorable weather, this farmland can be switched from the single crop it is used for at present to a double crop. It was determined that barley could be grown and harvested from March to June, and sugar beet could then be grown and harvested from July to October. This combination is very favorable for the farmers, as the annual production yield would be about US$250 per acre, instead of the $150 they are now getting with a single crop such as cotton or corn. Historically, the Hami area has produced very little sugar beet as there has been a limited market for this crop.

The implementation plan is proposed as follows:

Phase 1 (2008-2009):

- With the collaboration of the Hami government, the target is to utilize 100,000 acres of farmland and reach an annual production of 500,000 tons of sugar beet in 2009.

- Build a sugar refinery with a yearly capacity of 500,000 tons of refined sugar adjoined to the existing ethanol plant. Construction will take one and a half years at a cost of $15 million. At the current sugar price, the ROI is projected to be 3 to 4 years.

- Expand the existing ethanol plant to 50,000 tons per year.

Phase 2 (2010-2012)

- Add another 100,000 acres of farmland and reach an annual production of 1 million tons of sugar beet in 2012.

- Expand the sugar plant to 75k tons and the ethanol plant to 75k tons

Phase 3 (2013-2014)

- Add another 100,000 acres of farmland and reach an annual production of 1.5 million tons of sugar beet by 2014.

- Expand the sugar plant to 100k tons and the ethanol plant to 100k tons

Says James Leung: "Our goal has been to accelerate growth while respecting the local economy and the impact on the food chain. We are benefiting from a healthy increase in the price of ethanol in China and our securing an ongoing supply of biomass at a reasonable price places us in a favorable situation. The addition of a sugar refinery will diversify our source of income as we can switch our ratio of production of ethanol versus sugar following world prices for both commodities."

A graph of the price of sugar over the last 15 years in China is available at the following address: http://www.ccnmatthews.com/docs/TGEI_Graph_0116.pdf

About the Company

The Company is a development stage company which owns 90% of Xinjiang Yajia Distillate Company Limited, a Chinese entity which plans to construct a facility to produce ethanol in the People's Republic of China (the remaining 10% of Xinjiang Yajia Distillate Company Limited is owned by Xinjiang Wangye Brewing Co. Ltd. and Guangdong Kecheng Trading Co. Ltd.). The Company intends to produce ethanol from agricultural products.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

FOR FURTHER INFORMATION PLEASE CONTACT:

Tiger Ethanol International Inc.
James Leung
514-771-3795
jleungppp@gmail.com

Source: CCN Matthews (January 16, 2008 - 4:31 PM EST)

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